Exhibit 10.2

RESTRICTED STOCK AGREEMENT (DIRECTOR)

This Restricted Stock Award Agreement ("Agreement") has been entered into as of the ____ day of ________, 20__, between Hurco Companies, Inc., an Indiana corporation (the "Company") and _____________________________ ("Participant"), a non-employee director of the Company, pursuant to the Company's 2016 Equity Incentive Plan (the "Plan").

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee"), has granted to Participant a restricted stock award pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the award;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and Participant agree as follows:

1.          Grant of Award. Subject to the terms and conditions stated in the Plan and this Agreement, the Committee hereby grants to Participant an award of ___________ restricted shares (the "Restricted Stock") of the Company's common stock (the "Common Stock"). The date of this grant (the "Restricted Stock Award Date") is __________ ___, 20__.

2.          Representations of Participant. Participant hereby (a) accepts the award of Restricted Stock described in paragraph 1, (b) agrees that the Restricted Stock will be held by him or her and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan, (c) represents that he or she is acquiring the Restricted Stock for investment and not with a view to or for resale or distribution thereof, (d) understands that the transfer or resale of the Restricted Stock may be subject to restriction under the Securities Act of 1933, as amended, or any applicable state securities laws, and (e) agrees that any certificates issued for the Restricted Stock may bear the following legend or such other legend as the Company, from time to time, deems appropriate:

"The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Hurco Companies, Inc. 2016 Equity Incentive Plan, and an Award Agreement entered into between the registered owner and Hurco Companies, Inc. Copies of the Plan and Award Agreement are on file in the office of the Secretary of Hurco Companies, Inc."

3.          Vesting. Subject to the terms of the Plan, the shares of Restricted Stock held by Participant shall become fully vested and nonforfeitable one year from the Restricted Stock Award Date.

4.          Restriction Period. Except as otherwise provided in this Agreement, the Plan, or the Company's Stock Ownership Policy, Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the shares of Restricted Stock, or any interest therein, until his or her rights in such Shares have vested in accordance with this Agreement (the "Restriction Period"). Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

5.          Voting and Dividends. During the Restriction Period and except as otherwise provided in the Plan, Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares. Any dividends or distributions paid with respect to the Restricted Shares during the Restriction Period will be subject to the same restrictions as the Restricted Shares to which such dividends or distributions relate.

6.          Forfeiture. Except as provided in the Plan or by the Committee, in its sole discretion, upon termination of service with the Company or one of its subsidiaries, Participant shall forfeit all unvested shares of Restricted Stock, and shall not receive any compensation for such forfeited Restricted Stock. Participant shall have no further rights as a shareholder of the Company with respect to the forfeiture, including, without limitation, any right to receive any distribution payable to shareholders of record on or after the date of such forfeiture.

7.          Certificates. As soon as practicable after the Restricted Stock Award Date, the Company shall issue stock certificates in respect of the Restricted Stock which will be registered in Participant's name, and shall bear whatever legend the Committee shall determine, including, but not limited to, the legend set forth in paragraph 2. Such certificates shall be held by the Company pending vesting. To the extent the shares of Restricted Stock become vested, the Company shall promptly provide Participant (or in the case of his death, his designated beneficiary) the certificates for the appropriate number of shares of Common Stock.

8.          Withholding. Prior to the delivery of any shares of Common Stock pursuant to the vesting of the Restricted Stock, the Company has the right and power to deduct or withhold, or permit Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements, as set forth in the Plan.

9.          Qualification of Rights. Neither this Agreement nor the existence of the award shall be construed as giving Participant any right to be hired or retained as a director of the Company or any of its subsidiaries.

10.         Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

12.         Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Indianapolis, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

13.         No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

HURCO COMPANIES, INC.

By:
Michael Doar, Chairman and Chief Executive Officer

[Participant]